Exhibit 10.1
Biosite Incorporated
CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
Section 1. Introduction.
     The Biosite Incorporated Change in Control Severance Benefit Plan (the “Plan”) was established effective October 22, 2004 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible employees and directors of the Company and its Affiliates upon selected terminations of service in connection with a Change in Control. This Plan document is also the Summary Plan Description for the Plan.
Section 2. Definitions.
     The following shall be defined terms for purposes of the Plan:
     (a) “Affiliate” means a Parent Corporation or a Subsidiary Corporation.
     (b) “Base Salary” means a Participant’s monthly base salary in effect immediately prior to the Employee Covered Termination (including without limitation any compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, exclusive of any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and exclusive of any other Company contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” means, with respect to a Participant, the occurrence of one or more of the following:
     (1) Such Participant’s conviction of, or plea of guilty or no contest with respect to, (i) any crime involving fraud, dishonesty or moral turpitude, (ii) any felony under the laws of the United States or any state thereof, or (iii) any criminal law of a foreign jurisdiction which could result in imprisonment for more than one year;
     (2) Such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company that results in (or might reasonably result in) material harm to the Company;
     (3) Such Participant’s intentional and material violation of any statutory duty owed to the Company;
     (4) Such Participant’s unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information; or
     (5) Such Participant’s gross misconduct, gross negligence, intentional violation of a written policy of the Company or intentional violation of a fiduciary duty to the Company.

     (e) “Change in Control” means the first occurrence of any of the following events prior to the automatic termination of this Plan as provided in Section 6(b):
     (1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is not owned by persons who were stockholders of the Company immediately prior to such merger, consolidation or other reorganization, in substantially the same relative proportions as their ownership of the combined voting power of the Company immediately prior to such merger, consolidation or other reorganization;
     (2) When a majority of the Board shall change within any 24 month period, unless the election or the nomination for election by the Company’s stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or
     (3) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.
     The term “Change in Control” shall not include a transaction, the sole purpose of which is to change the state of the Company’s incorporation and once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.
     (f) “Company” means Biosite Incorporated or, following a Change in Control, the surviving entity resulting from such transaction or the parent company of such surviving entity.
     (g) “Employee Covered Termination” means, with respect to a Participant who immediately prior to a termination of employment was an employee of the Company, such Participant’s termination of employment by the Company without Cause or a voluntary resignation of employment by the Participant for Good Reason; either of which occurring within two (2) months prior to, or thirteen (13) months following, the effective date of a Change in Control.
     (h) “Director Covered Termination” means the resignation of a non-employee Board member or the termination of a non-employee Board member’s service as a director of the Company; in either case concurrently with or following the effective date of a Change in Control.
     (i) “Good Reason” means, with respect to a Participant, the occurrence of one or more of the following events, if applicable, without such Participant’s express written consent:
     (1) A material reduction in such Participant’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); provided, however, that Good Reason shall not be satisfied solely by reason of such Participant retaining the same position held prior to a Change in Control, but in a distinct legal entity or business unit of a larger entity following such Change in Control;
     (2) A material reduction by the Company in such Participant’s Base Salary or a material reduction by the Company of such Participant’s Target Bonus (or, if the Participant resigns from employment during the Window Period, any reduction by the Company in such Participant’s Base Salary or any reduction by the Company of such Participant’s Target Bonus);
     (3) A material adverse change to the criteria, milestones or objectives related to such Participant’s Target Bonus that is reasonably likely to result in the Participant earning less than his or her Target Bonus during the subsequent applicable period;
     (4) Any requirement, as a condition to continued service, that the Participant enter into any agreement with the Company regarding confidentiality, non-competition, non-solicitation or other similar restrictive covenant that is materially more restrictive than the Participant’s written obligations with the Company under which the Participant is then bound;
     (5) Any Board action or assignment related to such Participant that (i) is contrary to applicable law, regulatory guidelines, accounting standards or which constitutes an unethical business practice and (ii) is not cured by the Board with thirty (30) days of receipt of written notice concerning such action or assignment; or
     (6) A relocation of the Participant’s principal place of work in effect immediately prior to the earlier of (i) the Participant’s Employee Covered Termination, or (ii) the Change in Control, to a location more than thirty (30) miles from such location.
     Notwithstanding the foregoing, except with respect to a resignation of employment during the Window Period, a Participant shall have “Good Reason” for his or her resignation only if: (a) the Participant notifies the Company in writing, within ninety (90) days after the occurrence of one of the foregoing events, that he or she intends to terminate his or her employment no earlier than thirty (30) days after providing such notice; (b) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Participant resigns from employment within twelve (12) months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
     (j) “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (k) “Participant” means the Company’s Chief Executive Officer, the Company’s President, the Company’s Vice-Presidents, members of the Company’s Board, and all individuals hereafter designated by the Board, or the Compensation Committee thereof, as Participants under this Plan at any time during its term; provided that only persons residing in the United States are eligible for participation under this Plan, unless specifically provided otherwise by the Board.
     (l) “Plan Administrator” means Biosite Incorporated.

     (m) “Severance Period” means the period of time following the Participant’s Employee Covered Termination for which a Participant may be eligible to receive the benefits provided in Section 4 herein. For the Company’s Chief Executive Officer and President, the Severance Period shall be twenty-four (24) months. For the Company’s Vice-Presidents, the Severance Period shall be eighteen (18) months. For the Participants hereafter designated by the Compensation Committee of the Board, the Severance Period shall be the number of months as determined by the Compensation Committee for such Participant, but not to exceed twenty-four (24) months.
     (n) “Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (o) “Target Bonus” means Participant’s target annual cash bonus (excluding Base Salary and excluding any commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation) in effect immediately prior to the Employee Covered Termination.
     (p) “Window Period” means the period of time beginning one (1) month after the effective date of a Change in Control and ending twelve (12) months later. Resignations for Good Reason during a Window Period are intended to qualify as separations from service pursuant to a window program, as such term is used in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations and defined in Section 1.409A-1(b)(9)(vi) of the Treasury Regulations.
Section 3. Eligibility For Benefits.
     Subject to the requirements set forth in this Section, the Company shall provide severance benefits under the Plan to the Participants. In order to be eligible to receive benefits under the Plan, a Participant must (i) experience an Employee Covered Termination or a Director Covered Termination, and (ii) with respect to a Participant who experiences an Employee Covered Termination, execute a general waiver and release in substantially the form attached hereto as Exhibit A (or as then may be required by law to effect a release of claims), as appropriate, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may at any time modify the forms of the required release and shall determine the appropriate form of release.
Section 4. Amount Of Benefit.
     Subject to the limitations and reductions provided in this Plan, benefits under this Plan, if any, shall be provided to the Participants described in Section 3 in the following amounts:
     (a) Termination Benefits.
     (1) Employee Covered Termination Benefits. Upon a Participant’s Employee Covered Termination, such Participant shall receive the following severance package:
     (i) Cash Severance Benefits. At the end of each month during the term of the Participant’s Severance Period, the Participant will receive a cash payment in an amount equal to the Participant’s Base Salary.

     (ii) COBRA Benefits. If such Participant timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for the term of the Participant’s Severance Period, the Company will reimburse all premiums for group medical, dental and vision coverage paid by such Participant under (a) COBRA and, to the extent applicable, any similar applicable state statute, and (b) to the extent that such coverage under COBRA and any such applicable state statute has been exhausted or is no longer available, then under any individual policy providing group medical, dental and vision benefits substantially similar to those provided to Participant immediately prior to his or her termination of Service.
     (iii) Stock Option Acceleration and Continued Post-Termination Exercise Period. The Participant will receive immediate full vesting of all stock options and other equity awards issued by the Company and held by such Participant. In addition, with respect to stock options issued to the Participant, the Participant shall be entitled to exercise all of his or her stock options for 24 months beyond the original post-termination exercise period provided in such Participant’s stock option agreement (but not beyond the original contractual life of the option).
     (2) Director Covered Termination Benefits. Upon a Participant’s Director Covered Termination, such Participant shall receive immediate full vesting of all stock options and other equity awards held by such Participant. In addition, the Participant shall be entitled to exercise all of his or her stock options for 24 months beyond the original post-termination exercise period provided in such Participant’s stock option agreement (but not beyond the original contractual life of the option).
All cash severance payment referenced in this Section 4 shall be subject to all applicable tax withholdings and deductions required by law and shall be paid within ten (10) business days following the effective date of the general waiver and release referenced in Section 3 of the Plan. Except as provided herein, all terms, conditions and limitations applicable to a Participant’s options and/or shares of common stock shall remain in full force and effect.
     (b) Certain Reductions. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to a Participant under Sections 4(a)(1)(i) and 4(a)(1)(ii) of this Plan shall be reduced (but not below zero) by any severance benefits payable by the Company or an affiliate of the Company to such Participant under any other policy, plan, program, agreement or arrangement, including, without limitation, a contract between such Participant and any entity, covering such Participant. In addition, to the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or any similar state statute, require the Company to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under Sections 4(a)(1)(i) and 4(a)(1)(ii) of this Plan shall either be reduced or eliminated by such required payments or notice. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.
Section 5. Limitations on Benefits.
     (a) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of service or employment termination.

     (b) Termination of Benefits. Benefits under the Plan shall terminate immediately if the Participant, at any time, (i) engages in the unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information under any written agreement under which the Participant has a such an obligation to the Company that survives the Participant’s termination of service to the Company, (ii) engages in any prohibited or unauthorized competitive activities, or prohibited or unauthorized solicitation or recruitment of employees, in violation of any written agreement under which Participant has such an obligation to the Company that survives the Participant’s termination of service to the Company; (iii) violates any term or condition of this Plan or (iv) violates any term of the applicable general waiver and release referenced in Section 3 above.
     (c) Non-Duplication of Benefits. No Participant is eligible to receive benefits under this Plan more than one time.
     (d) Indebtedness of Participants. If a Participant is indebted to the Company or an affiliate of the Company on the date of his or her termination of employment or service, the Company reserves the right to offset any severance benefits payable in cash under the Plan by the amount of such indebtedness.
     (e) Code Section 409A Compliance. The benefits provided under Section 4 above, to the extent of payments made from the date of termination of a Participant’s employment through March 14 of the calendar year following the calendar year in which the Participant’s rights to such benefits are no longer subject to a substantial risk of forfeiture, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 14, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding the foregoing, if the Company determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code.
     (f) Parachute Payments. If any payment or benefit a Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). For the avoidance of doubt, a Payment shall not be considered a parachute payment for purposes of this paragraph if such Payment is approved by the stockholders of the Company in accordance with the procedures set forth in Section 280G(b)(5)(A)(ii) and (B) of the Code, and the regulations thereunder, and at the time of such shareholder approval, no stock of the Company is readily tradable on an established securities market or otherwise (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards unless the Participant elects in writing a different order for cancellation.
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations, subject to the necessary authorizations of the Company’s Audit Committee. Alternatively, the Audit Committee may engage a consulting firm with expertise in calculations under Section 280G of the Code to perform such calculations. If any accounting firm so engaged by the Company is serving as accountant or auditor for either the Participant or the entity or group that is effecting the Change in Control, the Company shall appoint a nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.
     The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within ten (10) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting or consulting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.
Section 6. Right To Interpret Plan; Amendment and Termination.
     (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. Unless otherwise determined by the Board, the Chairman of the Compensation Committee of the Board shall perform the duties of the Plan Administrator under this Plan.
     (b) Amendment or Termination. The Board, or the Compensation Committee thereof, reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall impair or reduce the rights of a Participant unless such Participant consents to such amendment or termination of the Plan in writing. Notwithstanding the foregoing, the Plan shall automatically terminate on the tenth (10th) anniversary from the date of its adoption by the Board, unless extended by the Board or the Compensation Committee thereof. Except with respect to the automatic termination provided in the prior sentence, any action amending, terminating or extending the Plan shall be in writing and executed by the Board or the Compensation Committee thereof.

Section 7. Continuation Of Certain Employee Benefits.
     (a) COBRA Continuation. Each Participant who is enrolled in a group medical, dental or vision plan sponsored by the Company or an affiliate of the Company may be eligible to continue coverage under such group medical, dental or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment under COBRA. The Company will notify the Participant of any such right to continue group medical coverage at the time of termination. No provision of this Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s group medical, dental or vision coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the COBRA premium reimbursements made by the Company, if any, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration, if any, of the COBRA period.
     (b) Other Employee Benefits. All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of an employee’s termination date (except to the extent that a conversion privilege may be available thereunder).
Section 8. No Implied Employment Contract.
     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.
Section 9. Legal Construction.
     This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
Section 10. Claims, Inquiries And Appeals.
     (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Biosite Incorporated
9975 Summers Ridge Road
San Diego, CA 92121
Attn: Chief Executive Officer
     (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:
     (1) the specific reason or reasons for the denial;

     (2) references to the specific Plan provisions upon which the denial is based;
     (3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
     (4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
     This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
     (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Biosite Incorporated
9975 Summers Ridge Road
San Diego, CA 92121
Attn: Chief Executive Officer
     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
     (1) the specific reason or reasons for the denial;

     (2) references to the specific Plan provisions upon which the denial is based;
     (3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
     (4) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.
     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10, then the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 11. Basis Of Payments To And From Plan.
     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.
Section 12. Other Plan Information.
     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is _-___. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 50_.
     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Biosite Incorporated, Attn: Chief Financial Officer, 9975 Summers Ridge Road, San Diego, CA 92121.
     (d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is Biosite Incorporated, 9975 Summers Ridge Road, San Diego, CA 92121 The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 805-2000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13. Statement Of ERISA Rights.
     Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. If you are a Participant in the Plan, under ERISA you are entitled to:
Receive Information about the Plan and Your Benefits
     (a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;
     (b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may make a reasonable charge for the copies; and
     (c) Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
Enforce Your rights
     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
     If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.
     If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
     If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.
Section 14. Execution.
     To record the amendment of the Plan as set forth herein, Biosite Incorporated has caused its duly authorized officer to execute the same this 15th day of June, 2007.

Biosite Incorporated

/s/ Kim D. Blickenstaff

Kim D. Blickenstaff Chief Executive Officer

Exhibit A
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Biosite Incorporated Severance Benefit Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.
     In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     If I am over the age of 40 years at the time of an Employee Covered Termination (as that term is defined in the Plan), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.
     If I am not over the age of 40 years at the time of an Employee Covered Termination (as that term is defined in the Plan), I understand and agree that I will have ten days to consider and execute this release and that it shall be effective upon such execution.
     I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:

Date: